PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated March 12, 2002)                 REGISTRATION NO.  333-33362




                                 [HOLDRS LOGO]




                        1,000,000,000 Depositary Receipts
                         Semiconductor HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Semiconductor HOLDRS (SM) Trust.

         The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:


                                                                                                   Primary
                                                                                     Share         Trading
                              Name of Company                         Ticker        Amounts        Market
           ___________________________________________________  _______________  ___________   _____________

           Advanced Micro Devices. Inc.                                AMD             4            NYSE
           Altera Corporation                                          ALTR            6           NASDAQ
           Amkor Technology, Inc.                                      AMKR            2           NASDAQ
           Analog Devices, Inc.                                        ADI             6            NYSE
           Applied Materials, Inc.(1)                                  AMAT           26           NASDAQ
           Atmel Corporation                                           ATML            8           NASDAQ
           Broadcom Corporation                                        BRCM            2           NASDAQ
           Intel Corporation                                           INTC           30           NASDAQ
           KLA-Tencor Corporation                                      KLAC            3           NASDAQ
           Linear Technology Corporation                               LLTC            5           NASDAQ
           LSI Logic Corporation                                       LSI             5            NYSE
           Maxim Integrated Products, Inc.                             MXIM            5           NASDAQ
           Micron Technology, Inc.                                      MU             9            NYSE
           National Semiconductor Corporation                          NSM             3            NYSE
           Novellus Systems, Inc.                                      NVLS            2           NASDAQ
           SanDisk Corporation                                         SNDK            l           NASDAQ
           Teradyne, Inc.                                              TER             3            NYSE
           Texas Instruments, Inc.                                     TXN            22            NYSE
           Vitesse Semiconductor Corporation                           VTSS            3           NASDAQ
           Xilinx, Inc.                                                XLNX            5           NASDAQ


         --------------------

     (1) Applied Materials, Inc. announced a 2-for-1 stock split on its common stock payable to shareholders of record as of April 1, 2002. Applied Materials, Inc. began trading on a split-adjusted basis on April 17, 2002. Effective April 22, 2002 the share amount of Applied Materials, Inc. represented by a round lot of 100 Semiconductor HOLDRS is 26.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

Recent Developments

         As of January 2, 2002, Standard & Poor's Corporation sector classifications are based upon the new Standard & Poor's Global Industry Classification Standard ("GICS") sectors. Standard & Poor's Corporation is an independent source of market information that, among other things, maintains the Global Industry Classification Standard, which classifies the securities of public companies into various sector classifications based upon GICS sectors, which are derived from its own criteria. The GICS classification standards were exclusively effective on January 2, 2002. There are 10 Standard & Poor's GICS sectors and each class of publicly traded securities of a company are given only one GICS sector.

         The securities included in the Semiconductor HOLDRS are currently represented in the Information Technology GICS sector. The Standard & Poor's GICS sector classifications of the securities included in the Semiconductor HOLDRS may change over time if the companies that issued these securities change their focus of operations or if Standard & Poor's alters the criteria it uses to determine GICS sectors, or both.

         As provided in the depositary trust agreement, in addition to the other reconstitution events described therein, if the underlying securities of an issuer cease to be outstanding as a result of a merger, consolidation, corporate combination or other event, the trustee will distribute the consideration paid by and received from the acquiring company to the beneficial owners of Semiconductor HOLDRS only if the distributed securities have a different Standard & Poor's GICS sector classification than any of the underlying securities represented in the Semiconductor HOLDRS at the time of the distribution or exchange or if the securities received are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System. In any other case, the additional securities received as consideration will be deposited into the Semiconductor HOLDRS trust.

         In addition, securities of a new company will be added to the Semiconductor HOLDRS, as a result of a distribution of securities by an underlying issuer, where a corporate event occurs, or where the securities of an underlying issuer are exchanged for the securities of another company, unless the securities received have a Standard & Poor's GICS sector classification that is different from the GICS sector classification of any other security then included in the Semiconductor HOLDRS or are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System.


            The date of this prospectus supplement is June 30, 2002.